As filed with the Securities and Exchange Commission on November 10, 2016
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HEWLETT PACKARD ENTERPRISE COMPANY
(Exact name of registrant as specified in its charter)

3570 (Primary Standard Industrial Classification Code Number)	Delaware (State or other jurisdiction of incorporation or organization)	47-3298624 (I.R.S. Employer Identification Number)

3000 Hanover Street
Palo Alto, California 94304
(650) 687-5817
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Rishi Varma
Senior Vice President, Deputy General
Counsel and Assistant Secretary
Hewlett Packard Enterprise Company
3000 Hanover Street
Palo Alto, California 94304
(650) 687-5817
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Andrew L. Fabens
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
(212) 351-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒ Accelerated filer ☐

Non-accelerated filer ☐ Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
2.450% Notes due 2017	$2,250,000,000	100%	$2,250,000,000	$260,775
2.850% Notes due 2018	$2,650,000,000	100%	$2,650,000,000	$307,135
3.600% Notes due 2020	$3,000,000,000	100%	$3,000,000,000	$347,700
4.400% Notes due 2022	$1,350,000,000	100%	$1,350,000,000	$156,465
4.900% Notes due 2025	$2,500,000,000	100%	$2,500,000,000	$289,750
6.200% Notes due 2035	$750,000,000	100%	$750,000,000	$86,925
6.350% Notes due 2045	$1,500,000,000	100%	$1,500,000,000	$173,850
Floating Rate Notes due 2017	$350,000,000	100%	$350,000,000	$40,565
Floating Rate Notes due 2018	$250,000,000	100%	$250,000,000	$28,975
Total	$14,600,000,000	N/A	$14,600,000,000	$1,692,140

(1)	Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated November 10, 2016

PRELIMINARY PROSPECTUS
$14,600,000,000

Hewlett Packard Enterprise Company
Exchange Offer:

New $2,250,000,000 2.450% Notes due 2017	for	$2,250,000,000 2.450% Notes due 2017
New $2,650,000,000 2.850% Notes due 2018	for	$2,650,000,000 2.850% Notes due 2018
New $3,000,000,000 3.600% Notes due 2020	for	$3,000,000,000 3.600% Notes due 2020
New $1,350,000,000 4.400% Notes due 2022	for	$1,350,000,000 4.400% Notes due 2022
New $2,500,000,000 4.900% Notes due 2025	for	$2,500,000,000 4.900% Notes due 2025
New $750,000,000 6.200% Notes due 2035	for	$750,000,000 6.200% Notes due 2035
New $1,500,000,000 6.350% Notes due 2045	for	$1,500,000,000 6.350% Notes due 2045
New $350,000,000 Floating Rate Notes due 2017	for	$350,000,000 Floating Rate Notes due 2017
New $250,000,000 Floating Rate Notes due 2018	for	$250,000,000 Floating Rate Notes due 2018

The Exchange Offer will expire at 5:00 p.m., New York City time,
on                      unless extended.

Material Terms of the Exchange Offer:
We are offering to exchange:

•
up to $2,250,000,000 in aggregate principal amount of new 2.450% Notes due 2017 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for all outstanding unregistered 2.450% Notes due 2017.

•	up to $2,650,000,000 in aggregate principal amount of new 2.850% Notes due 2018 that have been registered under the Securities Act for all outstanding unregistered 2.850% Notes due 2018.

•	up to $3,000,000,000 in aggregate principal amount of new 3.600% Notes due 2020 that have been registered under the Securities Act for all outstanding unregistered 3.600% Notes due 2020.

•	up to $1,350,000,000 in aggregate principal amount of new 4.400% Notes due 2022 that have been registered under the Securities Act for all outstanding unregistered 4.400% Notes due 2022.

•	up to $2,500,000,000 in aggregate principal amount of new 4.900% Notes due 2025 that have been registered under the Securities Act for all outstanding unregistered 4.900% Notes due 2025.

•	up to $750,000,000 in aggregate principal amount of new 6.200% Notes due 2035 that have been registered under the Securities Act for all outstanding unregistered 6.200% Notes due 2035.

•	up to $1,500,000,000 in aggregate principal amount of new 6.350% Notes due 2045 that have been registered under the Securities Act for all outstanding unregistered 6.350% Notes due 2045.

•	up to $350,000,000 in aggregate principal amount of new Floating Rate Notes due 2017 that have been registered under the Securities Act for all outstanding unregistered Floating Rate Notes due 2017.

•	up to $250,000,000 in aggregate principal amount of new Floating Rate Notes due 2018 that have been registered under the Securities Act for all outstanding unregistered Floating Rate Notes due 2018.

•	The exchange offer expires at 5:00 p.m., New York City time, on , unless extended.

•
Upon expiration of the exchange offer, all Outstanding Notes (as defined below) that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the New Notes (as defined below).

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the New Notes for Outstanding Notes will not be a taxable exchange for U.S. federal income tax purposes.

•
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in any such resale. See “Plan of Distribution.”

•	There is no existing public market for the Outstanding Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.
In this prospectus, we refer to the (i) new 2.450% Notes due 2017 as the “New 2017 Notes,” (ii) new 2.850% Notes due 2018 as the “New 2018 Notes,” (iii) new 3.600% Notes due 2020 as the “New 2020 Notes,” (iv) new 4.400% Notes due 2022 as the “New 2022 Notes,” (v) new 4.900% Notes due 2025 as the “New 2025 Notes,” (vi) new 6.200% Notes due 2035 as the “New 2035 Notes,” (vii) new 6.350% Notes due 2045 as the “New 2045 Notes,” (viii) new Floating Rate Notes due 2017 as the “New 2017 Floating Rate Notes,” and (ix) new Floating Rate Notes due 2018 as the “New 2018 Floating Rate Notes.” We refer to the New 2017 Notes, the New 2018 Notes, the New 2020 Notes, the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes collectively as the “New Fixed Rate Notes.” We refer to the New 2017 Floating Rate Notes and the New 2018 Floating Rate Notes collectively as the “New Floating Rate Notes.” We refer to the New Fixed Rate Notes and the New Floating Rate Notes collectively as the “New Notes.” Similarly, we refer to the outstanding notes, by series, as the (i) “Outstanding 2017 Notes,” (ii) “Outstanding 2018 Notes,” (iii) “Outstanding 2020 Notes,” (iv) “Outstanding 2022 Notes,” (v) “Outstanding 2025 Notes,” (vi) “Outstanding 2035 Notes,” (vii) “Outstanding 2045 Notes,” (viii) “Outstanding 2017 Floating Rate Notes,” and (ix) “Outstanding 2018 Floating Rate Notes” and collectively as the “Outstanding Notes.” See “Description of the New Notes” for more information about the New Notes.

Investing in the New Notes involves risks. See “Risk Factors” beginning on page 10.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated             , 2016

i

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.
This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Outstanding Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.
We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 with respect to the New Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.
You may also obtain this information without charge by writing or telephoning us. See “Where You Can Find More Information.”
In this prospectus, unless otherwise indicated or the context otherwise requires, references to “Hewlett Packard Enterprise,” “we,” “us” and “our” refer to Hewlett Packard Enterprise Company, a Delaware corporation.

ii

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise and its consolidated subsidiaries may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe”, “expect”, “anticipate”, “optimistic”, “intend”, “aim”, “will”, “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, effective tax rates, net earnings, net earnings per share, cash flows, benefit plan funding, deferred tax assets, share repurchases, currency exchange rates or other financial items; any projections of the amount, timing or impact of cost savings or restructuring charges; any statements of the plans, strategies and objectives of management for future operations, including the previously announced spin-off and merger of our non-core software assets, spin-off and merger of our Enterprise Services business, and the completed separation transaction and the future performance of the post-separation company, as well as the execution of restructuring plans and any resulting cost savings, revenue or profitability improvements; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Hewlett Packard Enterprise and its financial performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses; the competitive pressures faced by Hewlett Packard Enterprise’s businesses; risks associated with executing Hewlett Packard Enterprise’s strategy, including the planned spin-off and merger of our non-core software assets and spin-off and merger of our Enterprise Services business; the impact of macroeconomic and geopolitical trends and events; the need to manage third-party suppliers and the distribution of Hewlett Packard Enterprise’s products and the delivery of Hewlett Packard Enterprise’s services effectively; the protection of Hewlett Packard Enterprise’s intellectual property assets, including intellectual property licensed from third parties and intellectual property shared with its former parent; risks associated with Hewlett Packard Enterprise’s international operations; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; the execution and performance of contracts by Hewlett Packard Enterprise and its suppliers, customers, clients and partners; the hiring and retention of key employees; integration and other risks associated with business combination and investment transactions; the results of the separation transaction and the execution, timing and results of any restructuring plans, including the anticipated benefits of the separation transaction and restructuring plans; the resolution of pending investigations, claims and disputes; and other risks that are described under “Risk Factors” in Item 1A of Part I of Hewlett Packard Enterprise’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, in Item 1A of Part II of Hewlett Packard Enterprise’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2016, April 30, 2016 and July 31, 2016, in this prospectus, and that are otherwise described or updated from time to time in Hewlett Packard Enterprise’s reports filed with the SEC. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements.

iii

SUMMARY
This summary highlights selected information from this prospectus and provides an overview of our company, the transfer of our enterprise services business and the transfer of our non-core software assets. For a more complete understanding of our business, the Everett Transaction, the Seattle Transaction, and the Separation, you should read this entire prospectus carefully, particularly the discussion set forth under “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2015 and the historical combined and consolidated financial statements and the notes to those statements included therein, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2016, April 30, 2016 and July 31, 2016.
Our Company
Hewlett Packard Enterprise is a leading global provider of the cutting-edge technology solutions customers need to optimize their traditional information technology (“IT”) while helping them build the secure, cloud-enabled, mobile-ready future that is uniquely suited to their needs. Our clients range from small- and medium-sized businesses (“SMBs”) to large global enterprises. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.

On November 1, 2015, Hewlett Packard Enterprise separated from HP Inc. (formerly known as “Hewlett-Packard Company”) pursuant to a separation agreement (the “Separation”). To effect the Separation, HP Inc. distributed all of the shares of Hewlett Packard Enterprise common stock owned by HP Inc. to its stockholders on November 1, 2015 (the “Distribution”). Holders of HP Inc. common stock received one share of Hewlett Packard Enterprise stock for every share of HP Inc. stock held as of the record date. As a result of the Separation, we now operate as an independent, publicly traded company.
We believe that we offer the most comprehensive portfolio of enterprise solutions in the IT industry. With an industry-leading position in servers, storage, wired and wireless networking, converged systems, software and services, combined with our customized financing solutions, we believe we are best equipped to deliver the right IT solutions to help drive optimal business outcomes for our customers.
We currently organize our business into the following segments:

•
Enterprise Group. Our Enterprise Group provides our customers with the cutting-edge technology infrastructure they need to optimize traditional IT while building a secure, cloud-enabled and mobile-ready future.

•	Software. Our Software allows our customers to automate IT operations to simplify, accelerate and secure business processes, and drives the analytics that turn raw data into actionable knowledge.

•	Enterprise Services. Our Enterprise Services brings all of our solutions together through our consulting and support professionals to help deliver superior, comprehensive results for our customers.

•	Financial Services. Financial Services enables flexible IT consumption models, financial architectures and customized investment solutions for our customers.

•	Corporate Investments. Corporate Investments includes Hewlett Packard Labs and certain business incubation projects, among others.
Transfer of Enterprise Services Business
On May 24, 2016, we announced plans for a tax-free spin-off and merger (collectively, the “Everett Transaction”) of our Enterprise Services business (“Everett”) with Computer Sciences Corporation (“CSC”), which will create a pure-play, global IT services company. Immediately following the Everett Transaction, which is currently targeted to be completed by March 31, 2017, stockholders of Hewlett Packard Enterprise will own shares of both Hewlett Packard Enterprise and 50.1%

of the new combined company. The Everett Transaction is subject to certain customary closing conditions including approval by CSC shareholders, the effectiveness of related registration statements, completion of a tax-free spin-off, completion of specified debt financing transactions to capitalize Everett, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain required foreign anti-trust approvals.
Transfer of Non-Core Software Assets
On September 7, 2016, Hewlett Packard Enterprise announced plans for a spin-off and merger of its non-core software assets (“Seattle Assets”) with Micro Focus International plc (“Micro Focus”) (collectively, the “Seattle Transaction”), which will create a pure-play enterprise software company. Upon the completion of the Seattle Transaction, which is currently targeted to be completed by the second half of fiscal 2017, stockholders of Hewlett Packard Enterprise will own shares of both Hewlett Packard Enterprise and 50.1% of the new combined company. The Seattle transaction is subject to certain customary closing conditions including approval by Micro Focus shareholders, the effectiveness of related registration statements, regulatory approvals, the anticipated tax treatment of the transaction, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain required foreign anti-trust approvals.
Corporate Information
We are a Delaware corporation and our principal executive office is located at 3000 Hanover Street, Palo Alto, CA 94304. Our telephone number is (650) 857-1501. Our website address is www.hpe.com. Information contained on, or connected to, our website does not and will not constitute part of this prospectus.

The Exchange Offer
A brief description of the material terms of the exchange offer follows. We are offering to exchange the New Notes for the Outstanding Notes. The terms of the New Notes offered in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the New Notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes. For a more complete description, see “Description of the New Notes.”

Issuer	Hewlett Packard Enterprise Company
New Notes Offered
$2,250,000,000 in aggregate principal amount of new 2.450% Notes due 2017.
$2,650,000,000 in aggregate principal amount of new 2.850% Notes due 2018.
$3,000,000,000 in aggregate principal amount of new 3.600% Notes due 2020.
$1,350,000,000 in aggregate principal amount of new 4.400% Notes due 2022.
$2,500,000,000 in aggregate principal amount of new 4.900% Notes due 2025.
$750,000,000 in aggregate principal amount of new 6.200% Notes due 2035.
$1,500,000,000 in aggregate principal amount of new 6.350% Notes due 2045.
$350,000,000 in aggregate principal amount of new Floating Rate Notes due 2017.
$250,000,000 in aggregate principal amount of new Floating Rate Notes due 2018.

Outstanding Notes
$2,250,000,000 in aggregate principal amount of outstanding 2.450% Notes due 2017.
$2,650,000,000 in aggregate principal amount of outstanding 2.850% Notes due 2018.
$3,000,000,000 in aggregate principal amount of outstanding 3.600% Notes due 2020.
$1,350,000,000 in aggregate principal amount of outstanding 4.400% Notes due 2022.
$2,500,000,000 in aggregate principal amount of outstanding 4.900% Notes due 2025.
$750,000,000 in aggregate principal amount of outstanding 6.200% Notes due 2035.
$1,500,000,000 in aggregate principal amount of outstanding 6.350% Notes due 2045.
$350,000,000 in aggregate principal amount of outstanding Floating Rate Notes due 2017.
$250,000,000 in aggregate principal amount of outstanding Floating Rate Notes due 2018.

The Exchange Offer
We are offering to issue registered New Notes in exchange for a like principal amount and like denomination of our Outstanding Notes of the same series. We are offering to issue these registered New Notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the Outstanding Notes when we sold the Outstanding Notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your Outstanding Notes for exchange by following the procedures described in the section entitled “The Exchange Offer” elsewhere in this prospectus.

Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on                , which is 21 days after the exchange offer is commenced, unless we extend it. If you decide to exchange your Outstanding Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. You may withdraw any Outstanding Notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any Outstanding Notes you have tendered for exchange, those Outstanding Notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” for a description of the conditions. The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange.

U.S. Federal Income Tax Considerations
Your exchange of Outstanding Notes for New Notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. For additional information, see “Certain U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the New Notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange Agent	The Bank of New York Mellon Trust Company, N.A.
Consequences of Failure to Exchange Your Outstanding Notes
Outstanding Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those Outstanding Notes. In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to register the Outstanding Notes. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Consequences of Exchanging Your Outstanding Notes
Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the New Notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
• acquire the New Notes issued in the exchange offer in the ordinary course of your business;
• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the New Notes issued to you in the exchange offer; and
• are not an “affiliate” of Hewlett Packard Enterprise as defined in Rule 405 of the Securities Act.
If any of these conditions is not satisfied and you transfer any New Notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.
Any broker-dealer that acquires New Notes in the exchange offer for its own account in exchange for Outstanding Notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act when it resells or transfers any New Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Interest on Outstanding Notes Exchanged in the Exchange Offer
On the record date for the first interest payment date for each series of New Notes offered hereby following the consummation of the exchange offer, holders of such New Notes will receive interest accruing from the issue date of the applicable Outstanding Notes or, if interest has been paid, the most recent date to which interest has been paid.

The New Notes
A brief description of the material terms of the New Notes follows. For a more complete description, see “Description of the New Notes.”

Issuer	Hewlett Packard Enterprise Company
No Guarantee
The New Notes are not guaranteed by HP Inc. Prior to the Distribution, the Outstanding Notes were initially guaranteed by HP Inc., and upon the Distribution, the guarantee terminated in accordance with the provisions of the indenture and supplemental indentures governing the Outstanding Notes. HP Inc. no longer has an obligation with respect to the Outstanding Notes or the New Notes.

New Notes Offered
$2,250,000,000 in aggregate principal amount of new 2.450% Notes due 2017.
$2,650,000,000 in aggregate principal amount of new 2.850% Notes due 2018.
$3,000,000,000 in aggregate principal amount of new 3.600% Notes due 2020.
$1,350,000,000 in aggregate principal amount of new 4.400% Notes due 2022.
$2,500,000,000 in aggregate principal amount of new 4.900% Notes due 2025.
$750,000,000 in aggregate principal amount of new 6.200% Notes due 2035.
$1,500,000,000 in aggregate principal amount of new 6.350% Notes due 2045.
$350,000,000 in aggregate principal amount of new Floating Rate Notes due 2017.
$250,000,000 in aggregate principal amount of new Floating Rate Notes due 2018.

Interest
The New 2017 Notes will bear interest at a rate per annum equal to 2.450%.
The New 2018 Notes will bear interest at a rate per annum equal to 2.850%.
The New 2020 Notes will bear interest at a rate per annum equal to 3.600%.
The New 2022 Notes will bear interest at a rate per annum equal to 4.400%.
The New 2025 Notes will bear interest at a rate per annum equal to 4.900%.
The New 2035 Notes will bear interest at a rate per annum equal to 6.200%.
The New 2045 Notes will bear interest at a rate per annum equal to 6.350%.
The New 2017 Floating Rate Notes will bear interest at a floating rate equal to three-month USD LIBOR plus 1.740%.
The New 2018 Floating Rate Notes will bear interest at a floating rate equal to three-month USD LIBOR plus 1.930%.

Interest Payment Dates
Interest on the New 2017 Notes and the New 2018 Notes is payable semi-annually on April 5 and October 5 of each year. Interest on the New 2020 Notes, the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes is payable semi-annually on April 15 and October 15 of each year.

Interest on the New 2017 Floating Rate Notes and New 2018 Floating Rate Notes is payable quarterly on January 5, April 5, July 5 and October 5 of each year.

Maturity Dates
The New 2017 Notes will mature on October 5, 2017.
The New 2018 Notes will mature on October 5, 2018.
The New 2020 Notes will mature on October 15, 2020.
The New 2022 Notes will mature on October 15, 2022.
The New 2025 Notes will mature on October 15, 2025.
The New 2035 Notes will mature on October 15, 2035.
The New 2045 Notes will mature on October 15, 2045.
The New 2017 Floating Rate Notes will mature on October 5, 2017.
The New 2018 Floating Rate Notes will mature on October 5, 2018.

Ranking
The New Notes will be unsecured senior obligations and will rank:
•    senior in right of payment to all of our existing and future senior subordinated and subordinated indebtedness;
•    equally in right of payment with all of our existing and future senior unsecured indebtedness;
•    effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and
•    effectively subordinated to all creditors, including trade creditors, of our subsidiaries.

Certain Covenants
The Indenture (as defined under “Description of the New Notes”) contains covenants that restrict our ability, with significant exceptions, to:
•    incur debt secured by liens;
•    engage in certain sale and leaseback transactions; and
•    consolidate, merge, convey or transfer our assets substantially as an entirety.
See the section entitled “Description of the New Notes —Certain Covenants.”

Optional Redemption
We may redeem the New Fixed Rate Notes at any time and from time to time, in whole or in part, at our election at the applicable redemption prices. On or after the applicable Par Call Date (as defined under “Description of the New Notes—Certain Definitions”), if any, we may redeem the New Fixed Rate Notes of a series, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the New Notes of such series to be redeemed, plus accrued but unpaid interest on the principal amount being redeemed to, but not including, the redemption date. See “Description of the New Notes—Redemption—Optional Redemption.”

Change of Control Repurchase Event
Upon a change of control repurchase event (as defined under “Description of the New Notes—Repurchase at the Option of Holders on Certain Changes of Control”), we will be required to make an offer to each holder of New Notes to repurchase all or any part of that holder’s New Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such New Notes repurchased, plus any accrued and unpaid interest to the date of repurchase.

No Established Trading Market
Each series of New Notes are new issues of securities with no established trading market. The New Notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the New Notes will develop. If an active or liquid trading market for any series of the New Notes does not develop, the market price and liquidity of such New Notes may be adversely affected.

Form and Denomination
Each series of the New Notes will be issued in minimum denominations of $2,000 and higher integral multiples of $1,000. The New Notes will be book entry only and registered in the name of a nominee of the Depositary Trust Company (“DTC”).

Governing law Trustee	The New Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York The Bank of New York Mellon Trust Company, N.A.
Risk Factors
Investing in the New Notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to purchase any New Notes.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.
Hewlett Packard Enterprise computed the ratio of earnings to fixed charges by dividing earnings (earnings (loss) before taxes, adjusted for fixed charges, non-controlling interests in the income of subsidiaries with fixed charges and undistributed (earnings) loss of equity method investees) by fixed charges for the periods indicated. Fixed charges include (i) interest expense on borrowings and amortization of debt discount and premium on all indebtedness and other, and (ii) a reasonable approximation of the interest factor deemed to be included in rent expense.

	Nine months ended July 31,	Year ended October 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	6.6x	4.0x	4.6x	5.5x	(1)	8.5x
(1)    For the year ended October 31, 2012, earnings were insufficient to cover fixed charges by approximately $14,218 million.

RISK FACTORS
An investment in the New Notes represents a high degree of risk. You should carefully consider all of the information contained or incorporated by reference in this prospectus, including the risk factors we describe in this prospectus, in Item 1A of Part I of Hewlett Packard Enterprise’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, and in Item 1A of Part II of Hewlett Packard Enterprise’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2016, April 30, 2016 and July 31, 2016. Any of the following risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed below the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.
Risks Relating to the New Notes
You may be adversely affected if you fail to exchange Outstanding Notes.
We will issue New Notes to you only if your Outstanding Notes are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Outstanding Notes. If you are eligible to participate in the exchange offer and do not tender your Outstanding Notes or if we do not accept your Outstanding Notes because you did not tender your Outstanding Notes properly, then, after we consummate the exchange offer, you will continue to hold Outstanding Notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the Outstanding Notes. In addition:

•
If you tender your Outstanding Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes; and

•
If you are a broker-dealer that receives New Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus meeting the requirement of the Securities Act in connection with any resale of those New Notes.

After the exchange offer is consummated, if you continue to hold any Outstanding Notes, you may have difficulty selling them because there will be fewer Outstanding Notes outstanding.
Our substantial debt exposes us to certain risks.
As of July 31, 2016, our total debt was approximately $16.3 billion, and we had an additional $4.0 billion of borrowings available under our unsecured revolving credit facility. In addition, our board of directors has authorized the issuance of up to $4.0 billion in aggregate principal amount of commercial paper by us, and our subsidiaries are authorized to issue up to an additional $500 million in aggregate principal amount of commercial paper. In addition, Hewlett Packard Enterprise guarantees the full and prompt payment of principal of, premium, if any, and interest on the outstanding $300 million 7.45% EDS Senior Notes due 2029. Despite our current level of debt, we and our subsidiaries may continue to incur significant additional debt, including secured debt, in the future.
Our high degree of debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the New Notes;

•	increasing our vulnerability to adverse economic or industry conditions;

•
requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•
exposing us to the risk of increased interest rates as the New 2017 Floating Rate Notes, New 2018 Floating Rate Notes and borrowings under the revolving credit facility are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.
If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the New Notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our debt.
Our ability to make payments on, and to refinance, our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future and our ability to borrow under our revolving credit facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the covenants and borrowing limitations which we are subject to under our debt. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the revolving credit facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we cannot service our debt, we may have to take actions such as selling assets, selling equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all. Our ability to issue equity to satisfy liquidity needs may be limited pursuant to the tax matters agreement entered in connection with our separation from HP Inc., under which we are generally restricted, except in specific circumstances, from issuing equity beyond certain thresholds until November 1, 2017 (the second anniversary of HP Inc.’s distribution of our common stock to its stockholders in our separation from HP Inc.)
If we default on our obligations to pay our other debt, we may not be able to make payments on the New Notes.
Any default under the agreements governing our debt, including a default under our revolving credit facility, that is not waived by the required lenders or holders of such debt, and the remedies sought by the holders of such debt could prevent us from paying principal and interest on the New Notes and substantially decrease the market value of the New Notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments or principal and interest on our debt, or if we otherwise fail to comply with the various covenants in the agreements governing our debt, including the covenants contained in our revolving credit facility, we would be in default under the terms of the agreements governing such debt.
The New Notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the New Notes following a change of control repurchase event.
Upon the occurrence of a change of control repurchase event (as defined under the Indenture), we will be required to offer to repurchase all outstanding New Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of the New Notes. Our failure to make or complete a change of control offer would place us in default under the Indenture. In addition, we are limited in our ability to make a change of control payment for the New Notes under our revolving credit facility, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, we cannot assure you that we would be able to repay such debt or obtain such consents at such time.
Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities, including the New Notes.
Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the New Notes offered hereby.
There is no established trading markets for the New Notes.
Each series of the New Notes is a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the New Notes may not develop. If an active trading market does not develop or is not maintained for a series of New Notes, the market price and liquidity of such New Notes may be adversely affected. In that case, you may not be able to sell your New Notes at a particular time or at a favorable price.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Outstanding Notes in like principal amount. We will cancel all Outstanding Notes exchanged for New Notes in the exchange offer.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On May 24, 2016, Hewlett Packard Enterprise ("HPE") announced plans for a tax-free spin-off and merger (collectively, the “Everett Transaction”) of our Enterprise Services business (“Everett”) with Computer Sciences Corporation (“CSC”). Upon completion of the Everett Transaction, which is currently targeted to be completed by March 31, 2017, stockholders of Hewlett Packard Enterprise will own shares of both Hewlett Packard Enterprise and approximately 50.1% of the new combined company.
On September 7, 2016, Hewlett Packard Enterprise announced plans for a spin-off and merger (collectively, the "Seattle Transaction") of its non-core software assets (“Seattle Assets”) with Micro Focus International plc (“Micro Focus”). Upon the completion of the Seattle Transaction, which is currently targeted to be completed by the second half of fiscal 2017, stockholders of Hewlett Packard Enterprise will own shares of both Hewlett Packard Enterprise and approximately 50.1% of the new combined company.

The following unaudited pro forma condensed consolidated and combined results of operations of Hewlett Packard Enterprise for the nine months ended July 31, 2016 and for each of the three fiscal years ended October 31, 2015, 2014, and 2013 reflect Hewlett Packard Enterprise's results of operations as if the Everett and Seattle Transactions occurred on November 1, 2012. The following unaudited pro forma condensed consolidated balance sheet of Hewlett Packard Enterprise as of July 31, 2016 assumes the Everett and Seattle Transactions occurred on July 31, 2016. Beginning in the second quarter of fiscal 2017, following the completion of the Everett Transaction, all results and balances associated with Everett will be reflected in Hewlett Packard Enterprise's consolidated financial statements as discontinued operations. Following completion of the Seattle Transaction, expected by the second half of fiscal 2017, all results and balances associated with Seattle Assets will be reflected in Hewlett Packard Enterprise's consolidated financial statements as discontinued operations.

The unaudited pro forma condensed consolidated and combined financial statements are presented based on information currently available and are intended for information purposes and are not intended to represent what Hewlett Packard Enterprise's financial position and results of operations actually would have been had the Everett and Seattle Transactions occurred on the dates indicated. In addition, the unaudited pro forma condensed consolidated and combined financial statements are not necessarily indicative of Hewlett Packard Enterprise’s financial position and results of operations for any future period.

The unaudited pro forma condensed consolidated and combined financial statements should be read in conjunction with:

i.	the discussion set forth under “Risk Factors” in this prospectus

ii.	the Annual Report on Form 10-K for the fiscal year ended October 31, 2015

iii.	the Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2016, April 30, 2016 and July 31, 2016

iv.	the Everett Spinco, Inc. Form S-4, filed with the Securities and Exchange Commission on November 2, 2016.

The historical column in the unaudited pro forma condensed consolidated and combined financial statements reflects Hewlett Packard Enterprise’s historical financial statements for the periods presented.

The amounts in the Everett discontinued operations column in the unaudited pro forma condensed consolidated and combined financial statements were derived from the combined financial statements included in the Everett Spinco, Inc. Form S-4 filed with the SEC on November 2, 2016, adjusted for certain items which are relevant to the continuing operations of Hewlett Packard Enterprise Company.

The amounts in the Seattle discontinued operations column in the unaudited pro forma condensed consolidated and combined financial statements were derived from the combined and consolidated financial statements of the Hewlett Packard Enterprise Company included in the Form 10-K for the fiscal year ended October 31, 2015 and the Form 10-Q for the fiscal quarter ended July 31, 2016 as if Seattle were operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), adjusted for certain items which are relevant to the continuing operations of Hewlett Packard Enterprise Company.

The pro forma adjustments are based on available information and assumptions that Hewlett Packard Enterprise’s management believes are reasonable, that reflect the impacts of events directly attributable to the spin-offs and mergers and related transaction agreements that are factually supportable, and for purposes of the statements of earnings, are expected to have a continuing impact on Hewlett Packard Enterprise Company. The pro forma adjustments do not reflect future events that may occur after the spin-offs and mergers.

Hewlett Packard Enterprise Company
Unaudited Pro Forma Condensed Consolidated Statement of Earnings
Nine months ended July 31, 2016
(In millions, except per share amounts)
	Historical	Discontinued Operations		Pro Forma Adjustments	Notes	Pro Forma HPE
		Everett	Seattle
Net revenue:
Products	$14,509	$(39)	$(554)	$384	(B)	$14,300
Services	22,866	(13,136)	(1,737)	394	(B)	8,387
Financing income	270	—	—	—		270
Total net revenue	37,645	(13,175)	(2,291)	778		22,957
Costs and expenses:
Cost of products	9,623	(70)	(103)	406	(A) (B)	9,856
Cost of services	17,012	(11,380)	(557)	397	(A) (B)	5,472
Financing interest	183	—	—	—		183
Research and development	1,764	(24)	(466)	39	(A)	1,313
Selling, general and administrative	5,957	(1,241)	(811)	223	(A)	4,128
Amortization of intangible assets	629	(298)	(116)	—		215
Restructuring charges	841	(495)	(58)	—		288
Acquisition and other related charges	127	(13)	(15)	—		99
Separation costs	305	(157)	(26)	113	(C)	235
Gain on H3C divestiture	(2,169)	—	—	—		(2,169)
Total costs and expenses	34,272	(13,678)	(2,152)	1,178		19,620
Earnings from operations	3,373	503	(139)	(400)		3,337
Interest and other, net	(212)	23	(22)	(13)	(D)	(224)
Loss from equity interests	(72)	—	—	—		(72)
Earnings before taxes	3,089	526	(161)	(413)		3,041
Provision / benefit for taxes	(230)	(100)	12	26	(E)	(292)
Net earnings	$2,859	$426	$(149)	$(387)		$2,749
Net earnings per share:
Basic	$1.66					$1.60
Diluted	$1.64					$1.57
Weighted-average shares used to compute net earnings per share:
Basic	1,722					1,722
Diluted	1,748					1,748

Hewlett Packard Enterprise Company
Unaudited Pro Forma Combined and Consolidated Statements of Earnings
Fiscal year ended October 31, 2015
(In millions, except per share amounts)
	Historical	Discontinued Operations		Pro Forma Adjustments	Notes	Pro Forma HPE
		Everett	Seattle
Net revenue:
Products	$19,635	$(123)	$(1,009)	$632	(B)	$19,135
Services	32,111	(18,399)	(2,613)	482	(B)	11,581
Financing income	361	—	—	—		361
Total net revenue	52,107	(18,522)	(3,622)	1,114		31,077
Costs and expenses:
Cost of products	12,978	(142)	(206)	664	(A) (B)	13,294
Cost of services	23,950	(16,209)	(766)	504	(A) (B)	7,479
Financing interest	240	—	—	—		240
Research and development	2,338	(21)	(670)	29	(A)	1,676
Selling, general and administrative	8,025	(1,814)	(1,306)	238	(A)	5,143
Amortization of intangible assets	852	(399)	(224)	—		229
Restructuring charges	954	(722)	(35)	—		197
Acquisition and other related charges	89	—	(5)	—		84
Separation costs	797	(258)	(91)	349	(C)	797
Defined benefit plan settlement charges	225	(233)	1	—		(7)
Impairment of data center assets	136	(136)	—	—		—
Total costs and expenses	50,584	(19,934)	(3,302)	1,784		29,132
Earnings from operations	1,523	1,412	(320)	(670)		1,945
Interest and other, net	(53)	41	1	(14)	(D)	(25)
Earnings before taxes	1,470	1,453	(319)	(684)		1,920
Benefit / provision for taxes	991	370	(73)	(168)	(E)	1,120
Net earnings	$2,461	$1,823	$(392)	$(852)		$3,040
Net earnings per share:
Basic	$1.36					$1.69
Diluted	$1.34					$1.66
Weighted-average shares used to compute net earnings per share:
Basic	1,804					1,804
Diluted	1,834					1,834

Hewlett Packard Enterprise Company
Unaudited Pro Forma Combined and Consolidated Statements of Earnings
Fiscal year ended October 31, 2014
(In millions, except per share amounts)
	Historical	Discontinued Operations		Pro Forma Adjustments	Notes	Pro Forma HPE
		Everett	Seattle
Net revenue:
Products	$19,171	$(175)	$(1,162)	$782	(B)	$18,616
Services	35,551	(20,924)	(2,771)	645	(B)	12,501
Financing income	401	—	—	—		401
Total net revenue	55,123	(21,099)	(3,933)	1,427		31,518
Costs and expenses:
Cost of products	12,394	(259)	(216)	825	(A) (B)	12,744
Cost of services	26,815	(18,537)	(830)	672	(A) (B)	8,120
Financing interest	277	—	—	—		277
Research and development	2,197	(37)	(673)	22	(A)	1,509
Selling, general and administrative	8,717	(2,214)	(1,493)	364	(A)	5,374
Amortization of intangible assets	906	(398)	(248)	—		260
Restructuring charges	1,471	(1,048)	(48)	—		375
Acquisition and other related charges	11	—	(10)	—		1
Total cost and expenses	52,788	(22,493)	(3,518)	1,883		28,660
Earnings from operations	2,335	1,394	(415)	(456)		2,858
Interest and other, net	(91)	63	2	(12)	(D)	(38)
Earnings before taxes	2,244	1,457	(413)	(468)		2,820
Benefit / provision for taxes	(596)	(118)	91	80	(E)	(543)
Net earnings	$1,648	$1,339	$(322)	$(388)		$2,277
Net earnings per share:
Basic	$0.91					$1.26
Diluted	$0.90					$1.24
Weighted-average shares used to compute net earnings per share:
Basic	1,804					1,804
Diluted	1,834					1,834

Hewlett Packard Enterprise Company
Unaudited Pro Forma Combined and Consolidated Statements of Earnings
Fiscal year ended October 31, 2013
(In millions, except per share amounts)
	Historical	Discontinued Operations		Pro Forma Adjustments	Notes	Pro Forma HPE
		Everett	Seattle
Net revenue:
Products	$19,383	$(236)	$(1,217)	$798	(B)	$18,728
Services	37,541	(22,592)	(2,819)	551	(B)	12,681
Financing income	447	—	—	—		447
Total net revenue	57,371	(22,828)	(4,036)	1,349		31,856
Costs and expenses:
Cost of products	12,360	(358)	(245)	831	(A) (B)	12,588
Cost of services	28,958	(20,229)	(883)	580	(A) (B)	8,426
Financing interest	312	—	—	—		312
Research and development	1,956	(19)	(650)	25	(A)	1,312
Selling, general and administrative	8,601	(2,118)	(1,531)	295	(A)	5,247
Amortization of intangible assets	1,228	(551)	(334)	—		343
Restructuring charges	983	(618)	(63)	—		302
Acquisition and other related charges	21	—	(12)	—		9
Total costs and expenses	54,419	(23,893)	(3,718)	1,731		28,539
Earnings from operations	2,952	1,065	(318)	(382)		3,317
Interest and other, net	(81)	70	(39)	(49)	(D)	(99)
Earnings before taxes	2,871	1,135	(357)	(431)		3,218
Provision / benefit for taxes	(820)	433	205	(10)	(E)	(192)
Net earnings	$2,051	$1,568	$(152)	$(441)		$3,026
Net earnings per share:
Basic	$1.14					$1.68
Diluted	$1.12					$1.65
Weighted-average shares used to compute net earnings per share:
Basic	1,804					1,804
Diluted	1,834					1,834

Hewlett Packard Enterprise Company
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of July 31, 2016
(in millions, except par value)
	Historical	Discontinued Operations		Pro Forma Adjustments	Notes	Pro Forma HPE
		Everett	Seattle
ASSETS
Current assets:
Cash and cash equivalents	$10,743	$—	$—	$(1,693)	(F)	$9,050
Accounts receivable	6,951	(3,279)	(433)	—		3,239
Financing receivables	3,030	—	—	—		3,030
Inventory	1,848	(38)	(19)	—		1,791
Assets held for sale	906	—	—	—		906
Other current assets	4,992	(1,736)	(30)	—		3,226
Total current assets	28,470	(5,053)	(482)	(1,693)		21,242
Property, plant and equipment	9,579	(3,365)	(149)	1,196	(G)	7,261
Long-term financing receivables and other assets	12,715	(2,236)	(2,390)	1,315	(G) (H)	9,404
Investments in equity interests	2,675	—	—	—		2,675
Goodwill	24,171	—	(8,089)	—		16,082
Intangible assets	1,211	(32)	(446)	—		733
Total assets	$78,821	$(10,686)	$(11,556)	$818		$57,397
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and short-term borrowings	$911	$(131)	$—	$129	(G)	$909
Accounts payable	5,030	(837)	(77)	—		4,116
Employee compensation and benefits	2,206	(1,081)	(249)	—		876
Taxes on earnings	366	(61)	(50)	—		255
Deferred revenue	4,749	(981)	(738)	—		3,030
Accrued restructuring	613	(415)	(20)	—		178
Liabilities held for sale	197	—	—	—		197
Other accrued liabilities	5,412	(1,213)	(113)	—		4,086
Total current liabilities	19,484	(4,719)	(1,247)	129		13,647
Long-term debt	15,354	(1,401)		1,007	(G)	14,960
Other liabilities	11,157	(3,788)	(459)	173	(H)	7,083
Commitments and contingencies
Stockholders' equity
HPE stockholders' equity:
Preferred stock, $0.01 par value (300 shares authorized; none issued)	—	—	—	—		—
Common stock, $0.01 par value (9,600 shares authorized; 1,664 shares issued and outstanding at July 31, 2016)	17					17
Additional paid-in capital	35,100	—	—	—		35,100
Retained earnings	2,486	(2,872)	(9,903)	(491)	(I)	(10,780)
Accumulated other comprehensive loss	(5,177)	2,124	53	—		(3,000)
Total HPE stockholders' equity	32,426	(748)	(9,850)	(491)		21,337

Non-controlling interests	400	(30)	—	—	370
Total stockholders' equity	32,826	(778)	(9,850)	(491)	21,707
Total liabilities and stockholders' equity	$78,821	$(10,686)	$(11,556)	$818	$57,397

Hewlett Packard Enterprise Company
Notes to Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements

The unaudited pro forma condensed consolidated and combined statements of earnings for the nine months ended July 31, 2016 and for the fiscal years ended October 31, 2015, 2014 and 2013 include the following pro forma adjustments:

(A)	Reflects general corporate overhead costs which were historically allocated to Everett and Seattle business units.
(B)	Represents intercompany revenues and costs that will be treated as third party arrangements.
(C)
Reflects the retention by HPE of separation costs which were allocated to Everett's and Seattle's results of operations for the nine months ended July 31, 2016 and the fiscal year ended October 31, 2015. These costs were incurred as part of HPE's separation from HP Inc. and were primarily related to third-party consulting, contractor fees and other incremental costs.

(D)	Represents the allocation of interest to Everett using the average effective interest rate based on (i) debt assumed by Everett; and (ii) debt repaid as part of the Everett and Seattle Transactions.
(E)	Represents the tax impact of the pro forma adjustments at the applicable statutory income tax rates.
(F)	Represents the decrease in Cash and Cash Equivalents for pension funding obligations.
(G)	Represents intercompany lease arrangements that will be treated as third party leases in connection with the Everett Transaction.
(H)	Reflects certain tax reclassifications and remeasurements in connection with the Everett and Seattle transactions.
(I)	Represents adjustments to Retained earnings as a result of notes (F), (G) and (H) above.

THE EXCHANGE OFFER
General
When we sold the Outstanding Notes on October 9, 2015, we entered into a registration rights agreement among us, HP Inc., as guarantor prior to the Separation, and Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the initial purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we agreed:

•
to use our reasonable best efforts to file the registration statement of which this prospectus forms a part regarding the exchange of the New Notes which will be registered under the Securities Act for the Outstanding Notes;

•	to use our reasonable best efforts to have the registration statement become and remain effective until 180 days after the closing of the exchange offer;

•	to commence the exchange offer promptly after the registration statement has been declared effective;

•	to use our reasonable efforts to complete the exchange offer not later than 60 days after the registration statement has been declared effective; and

•	to hold the exchange offer open for at least 20 business days.
For each Outstanding Note validly tendered pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such Outstanding Note will receive in exchange a New Note having a principal amount equal to that of the tendered Outstanding Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the tendered Outstanding Note in exchange therefor or, if no interest has been paid on such Outstanding Note, from the date of the original issue of such Outstanding Note.
Shelf Registration
Under the Registration Rights Agreement, we also agreed to use our reasonable best efforts to cause to be filed and to have become effective a shelf registration statement relating to resales of the Outstanding Notes and to keep that shelf registration statement effective until the date that the Outstanding Notes cease to be “registrable securities” (as defined in the Registration Rights Agreement), in the event that:

•
we determine that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of each of the Outstanding Notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC;

•	if the exchange offer is not completed within 365 days of October 9, 2015 (the “Target Registration Date” under the Registration Rights Agreement); or

•	in certain circumstances, if any initial purchaser of the Outstanding Notes so requests in connection with any offer or sale of Outstanding Notes.
We will, in the event of such a shelf registration, provide to each participating holder of Outstanding Notes copies of a prospectus, notify each participating holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Outstanding Notes. A holder of Outstanding Notes that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the Registration Rights Agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus meeting the requirements of the Securities Act to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of Outstanding Notes (including certain indemnification obligations). Holders of Outstanding Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Outstanding Notes for registered notes in the exchange offer.
Additional Interest on Outstanding Notes
If a “registration default” (as defined in the Registration Rights Agreement) with respect to a series of registrable securities occurs, then additional interest shall accrue on the principal amount of the Outstanding Notes of a particular series that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when the registration default is cured. A registration default occurs if (1) we have not exchanged New Notes for all Outstanding Notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to the 365th day after the issuance of the applicable series of Outstanding Notes or (2) if applicable, a shelf registration statement covering resales of the Outstanding Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable (a) on more than two occasions during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to a series of Outstanding Notes, and additional interest ceases to accrue on any registrable securities of a series of Outstanding Notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such applicable series of notes cease to be “registrable securities.”
The Registration Rights Agreement defines “registrable securities” initially to mean all the Outstanding Notes. The Outstanding Notes will cease to be registrable securities upon the earlier to occur of the following: (1) when a registration statement with respect to such Outstanding Notes has become effective and such Outstanding Notes have been exchanged or disposed of pursuant to such registration statement, (2) when such Outstanding Notes cease to be outstanding or (3) except in the case of Outstanding Notes that otherwise remain registrable securities and that are held by an initial purchaser and that are ineligible to be exchanged in the exchange offer, when the exchange offer is consummated.
We did not register the exchange of registered notes for the Outstanding Notes or file a shelf registration statement relating to the resales of the Outstanding Notes within 365 days after the issuance of the Outstanding Notes. As a result, additional interest is accruing on our Outstanding Notes in accordance with the terms described above. Upon completion of the exchange offer, such additional interest will cease accruing on any Outstanding Notes.
Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Outstanding Notes is payable. The New Notes will be accepted for clearance through DTC.
This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement on Form S-4 of which this prospectus forms a part.
Terms of the Exchange Offer
This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange Outstanding Notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use our reasonable efforts to keep the registration statement effective for at least 20 business days from the date notice of the exchange offer is mailed. The expiration date for this exchange offer is

5:00 p.m., New York City time, on   , or such later date and time to which we, in our sole discretion, extend the exchange offer.
The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Outstanding Notes, except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the Outstanding Notes.
We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any Outstanding Notes;

•	to terminate the exchange offer and not accept any Outstanding Notes for exchange if any of the conditions set forth below under “Conditions to the Exchange Offer” have not been satisfied; and

•	to amend the exchange offer in any manner.
We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Outstanding Notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.
Exchange Offer Procedures
When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange must, on or prior to the expiration date:

•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address set forth below under the heading “The Exchange Agent;” or

•
if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “The Exchange Agent.”

In addition, either:

•	the exchange agent must receive the certificates for the Outstanding Notes and the letter of transmittal; or

•
the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.
The method of delivery of the Outstanding Notes, the letters of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.
If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the signer of the letter of transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.
We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding Notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Note improperly tendered;

•	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful; and

•
waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Note either before or after the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender Outstanding Notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular Outstanding Notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any such persons incur any liability for failure to give such notification.
If a person or persons other than the registered holder or holders of the Outstanding Notes tendered for exchange signs the letter of transmittal, the tendered Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Outstanding Notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any Outstanding Notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.
By tendering, each holder will represent to us that, among other things, the person acquiring New Notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the New Notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have not provided guaranteed delivery provisions in connection with the exchange offer. Outstanding Notes being exchanged must be delivered to the exchange agent in accordance with the procedures described in this prospectus, on or prior to the expiration date.
Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer
Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Outstanding Notes properly tendered and will issue New Notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Outstanding Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “The Exchange Offer—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.
For each Outstanding Notes accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the Outstanding Notes or, if interest has been paid, the most recent date to which interest has been paid. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the Registration Rights Agreement, we may be required to make additional payments in the form of additional interest to the holders of the Outstanding Notes under circumstances relating to the timing of the exchange offer, as discussed above.
In all cases, we will issue New Notes in the exchange offer for Outstanding Notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.
Book-Entry Transfers
The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes denominated in dollars by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of Outstanding Notes tendered in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “The Exchange Agent” on or prior to the expiration date.
Withdrawal Rights
You may withdraw tenders of your Outstanding Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes; and

•	where certificates for Outstanding Notes are transmitted, specify the name in which Outstanding Notes are registered, if different from that of the withdrawing holder.
If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those Outstanding Notes without cost to the holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, the Outstanding Notes withdrawn will be credited to an account maintained with DTC for the Outstanding Notes. The Outstanding Notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be re-tendered by following one of the procedures described under “Exchange Offer Procedures” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
We are not required to accept for exchange, or to issue New Notes in the exchange offer for, any Outstanding Notes. We may terminate or amend the exchange offer at any time before the acceptance of Outstanding Notes for exchange if:

•	the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•
any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the New Notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•
any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable New Notes in the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes;”

•
any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•
any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Outstanding Notes or the New Notes to be issued in the exchange offer.
The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.
The Exchange Agent
The Bank of New York Mellon Trust Company, N.A. has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:
By Hand Delivery, Mail or Overnight Courier
The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation
Corporate Trust Operations- Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn:
By Facsimile: 732-667-9408
To Confirm by Telephone:
Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.
Fees and Expenses
We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

•	the SEC registration fee;

•	fees and expenses of the exchange agent and the Trustee (as defined under “Description of the New Notes”);

•	accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.
Transfer Taxes
Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the New Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.
Consequences of Failure to Exchange Outstanding Notes
Holders who desire to tender their Outstanding Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange.
Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indenture regarding the transfer and exchange of such Outstanding Notes and the existing restrictions on transfer set forth in the legend on the Outstanding Notes and in the offering memorandum dated September 30, 2015 relating to the Outstanding Notes. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to provide for the registration under the Securities Act of such Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the Outstanding Notes under the Securities Act or under any state securities laws.
Upon completion of the exchange offer, holders of the Outstanding Notes will not be entitled to any further registration rights under the Registration Rights Agreement, as applicable, except under limited circumstances.
Holders of the New Notes and any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the applicable Indenture documents.
Consequences of Exchanging Outstanding Notes
Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by holders of those New Notes, other than by any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. The New Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the New Notes issued in the exchange offer.
However, the SEC has not considered this particular exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.
Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of ours;

•
it is not engaged in, and does not intend to engage in, a distribution of the New Notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of New Notes issued in the exchange offer;

•	it is acquiring the New Notes issued in the exchange offer in the ordinary course of its business; and

•	it is not acting on behalf of a person who could not make the three preceding representations.
Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes must acknowledge that:

•	such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•
it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of New Notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its Outstanding Notes directly from us:

•
may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the New Notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
In addition, to comply with state securities laws of certain jurisdictions, the New Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the New Notes. We have agreed in the Registration Rights Agreement that, prior to any public offering of transfer restricted notes, we will use our reasonable efforts to register or qualify the transfer restricted notes for offer or sale under the securities laws of those states as any holder of the New Notes reasonably requests at the time the registration statement of which this prospectus forms a part is declared effective. We are not required to (1) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where we would not otherwise be required to so qualify, (2) file any general consent to service of process in any such jurisdiction, (3) subject ourselves to taxation in any such jurisdiction if it is not so subject or (4) make any changes to our incorporating organization documents.

DESCRIPTION OF THE NEW NOTES
The New Notes will be issued under a base indenture (the “Base Indenture”), dated as of October 9, 2015 between Hewlett Packard Enterprise and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by existing supplemental indentures, each dated October 9, 2015, with respect to each series of New Notes (collectively, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”).
The following description is a summary of the material provisions of the Indenture, and does not restate the terms of the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the New Notes. Defined terms used but not defined in this description have the meanings assigned to them in the Indenture.
The registered holder of a New Note will be treated as the owner of such New Note for all purposes. Only registered holders will have rights under the Indenture.
General
We will issue $2,250,000,000 aggregate principal amount of New 2017 Notes. The New 2017 Notes will mature on October 5, 2017. Interest on the New 2017 Notes will accrue at the rate of 2.450% per annum.
We will issue $2,650,000,000 aggregate principal amount of New 2018 Notes. The New 2018 Notes will mature on October 5, 2018. Interest on the New 2018 Notes will accrue at the rate of 2.850% per annum.
We will issue $3,000,000,000 aggregate principal amount of New 2020 Notes. The New 2020 Notes will mature on October 15, 2020. Interest on the New 2020 Notes will accrue at the rate of 3.600% per annum.
We will issue $1,350,000,000 aggregate principal amount of New 2022 Notes. The New 2022 Notes will mature on October 15, 2022. Interest on the New 2022 Notes will accrue at the rate of 4.400% per annum.
We will issue $2,500,000,000 aggregate principal amount of New 2025 Notes. The New 2025 Notes will mature on October 15, 2025. Interest on the New 2025 Notes will accrue at the rate of 4.900% per annum.
We will issue $750,000,000 aggregate principal amount of New 2035 Notes. The New 2035 Notes will mature on October 15, 2035. Interest on the New 2035 Notes will accrue at the rate of 6.200% per annum.
We will issue $1,500,000,000 aggregate principal amount of New 2045 Notes. The New 2045 Notes will mature on October 15, 2045. Interest on the New 2045 Notes will accrue at the rate of 6.350% per annum.
We will issue $350,000,000 aggregate principal amount of New 2017 Floating Rate Notes. The New 2017 Floating Rate Notes will mature on October 5, 2017. Interest on the New 2017 Floating Rate Notes will accrue at a floating rate equal to three-month USD LIBOR plus 1.740% per annum as described under “—Interest—New Floating Rate Notes.”
We will issue $ 250,000,000 aggregate principal amount of New 2018 Floating Rate Notes. The New 2018 Floating Rate Notes will mature on October 5, 2018. Interest on the New 2018 Floating Rate Notes will accrue at a floating rate equal to three-month USD LIBOR plus 1.930% per annum as described under “—Interest—New Floating Rate Notes.”
The New 2017 Notes, the New 2018 Notes, the New 2020 Notes, the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes are collectively referred to as the “New Fixed Rate Notes.” The New 2017 Floating Rate Notes and the New 2018 Floating Rate Notes are collectively referred to as the “New Floating Rate Notes.” The New Fixed Rate Notes and the New Floating Rate Notes are collectively referred to as the “New Notes.”

The New Notes will be our senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of the New Notes will be a separate series of senior debt securities under the Indenture. The Indenture does not limit the aggregate principal amount of securities that may be issued under the Indenture. Without the consent of the holders, we may increase the aggregate principal amount of the New Notes of any series in the future on the same terms and conditions (except for issuance date, price and, in some cases, the initial interest payment date) as the New Notes of that series being offered hereby. Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time for the New Notes of any series. Additional New Notes of a series may only bear the same CUSIP number if they would be fungible for United States federal tax purposes with the existing New Notes of that series.
If the maturity date of any New Notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such New Notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the New Notes will be made by us through the Trustee to DTC. Each series of New Notes will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Interest
New Floating Rate Notes
The New Floating Rate Notes will bear interest for each interest period at a rate determined by the calculation agent. The calculation agent is The Bank of New York Mellon Trust Company, N.A., until such time as we appoint a successor calculation agent. The interest rate on the New Floating Rate Notes for a particular interest period will be a per annum rate equal to three-month USD LIBOR as determined on the interest determination date plus 1.740% in the case of the New 2017 Floating Rate Notes and 1.930% in the case of the New 2018 Floating Rate Notes. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period. Promptly upon determination, the calculation agent will inform the Trustee and us of the interest rate for each series of New Floating Rate Notes for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of the applicable series of New Floating Rate Notes, the Trustee and us. A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
Interest on the New Floating Rate Notes will be paid to but excluding the relevant interest payment date. Interest payments on the New Floating Rate Notes will be made quarterly in arrears on January 5, April 5, July 5 and October 5 of each year to the person in whose name the New Floating Rate Notes are registered at the close of business on the Business Day immediately preceding the interest payment date. Interest on the New Floating Rate Notes will accrue from and including October 9, 2015 or, if interest has been paid, the most recent interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date or maturity date, as the case may be. Each of these periods is referred to as an “interest period.” The amount of accrued interest that we will pay for any interest period shall be calculated by multiplying the face amount of the New Floating Rate Notes then outstanding by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from the latest date interest was paid to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that date by 360. If an interest payment date for the New Floating Rate Notes falls on a day that is not a Business Day, the interest payment date shall be postponed to the next succeeding Business Day unless such next succeeding Business Day would be in the following month, in which case, the interest payment date shall be the immediately preceding Business Day. If any such interest payment date (other than the maturity date) is postponed or brought forward as described in the preceding sentence, the interest amount shall be adjusted accordingly and the holder shall be entitled to more or less interest, respectively.
On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page

LIBOR01” at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m., London time, or if the “Reuters Page LIBOR01” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”
If no offered rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.
Upon request from any holder of New Floating Rate Notes, the calculation agent will provide the interest rate in effect for the New Floating Rate Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.
All percentages resulting from any calculation of the interest rate on the New Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the New Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the New Floating Rate Notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of the New Floating Rate Notes and us.
The interest rate on the New Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
New Fixed Rate Notes
We will make interest payments on the New 2017 Notes and the New 2018 Notes at the annual rate of interest set forth above for that series semi-annually in arrears on April 5 and October 5 of each year, beginning on April 5, 2017, to the holders of record of the New 2017 Notes and the New 2018 Notes at the close of business on the March 20 or September 20 immediately preceding the related interest payment date. We will make interest payments on the New 2020 Notes, New 2022 Notes, New 2025 Notes, New 2035 Notes and New 2045 Notes at the annual rate of interest set forth above for that series semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2017, to the holders of record of the New 2020 Notes, the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes at the close of business on the April 1 or October 1 immediately preceding the related interest payment date. Interest on the New Fixed Rate Notes will accrue from and including October 9, 2015 or, if interest has been paid, the most recent interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or maturity date, as the case may be. Interest on the New Fixed Rate Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date on the New Fixed Rate Notes falls on a date that is not a Business Day, the related payment of interest shall be made on the next succeeding Business Day as if made on the date the payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date to the date of such payment on the next succeeding Business Day.

No Guarantee
The New Notes are not guaranteed by HP Inc. Prior to the Distribution, the Outstanding Notes were initially guaranteed by HP Inc., and upon consummation of the Distribution, the guarantee terminated in accordance with the provisions of the Indenture. HP Inc. no longer has an obligation with respect to the Outstanding Notes or the New Notes.
Redemption
Optional Redemption
Except as otherwise described below, the New Fixed Rate Notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to their maturity date, in the case of the New 2017 Notes and the New 2018 Notes, and prior to the applicable Par Call Date, in the case of the New 2020 Notes, the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes, at a redemption price as calculated by us equal to the greater of:

•	100% of the principal amount of the New Notes of that series to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest thereon, in the case of the New 2017 Notes and the New 2018 Notes, or, in the case of the New 2020 Notes, the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the New Notes of such series matured on the applicable Par Call Date,(exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 30 basis points for the New 2017 Notes, 30 basis points for the New 2018 Notes, 35 basis points for the New 2020 Notes, 40 basis points for the New 2022 Notes, 45 basis points for the New 2025 Notes, 50 basis points for the New 2035 Notes and 55 basis points for the New 2045 Notes, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.
If we elect to redeem the New 2020 Notes, the New 2022 Notes, the New 2025 Notes, the New 2035 Notes or the New 2045 Notes on or after the applicable Par Call Date, we will pay an amount equal to 100% of the principal amount of the New Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.
Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the New Notes to be redeemed at its registered address. The notice of redemption for the New Notes will state, among other things, the series and amount of New Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of New Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any New Notes that have been called for redemption at the redemption date. If fewer than all of the New Notes of a series are to be redeemed at any time, not more than 45 days prior to the redemption date, the particular New Notes or portions thereof for redemption from the outstanding New Notes not previously called shall be selected in accordance with the procedures of DTC or by lot or by such method as the Trustee deems fair and appropriate. The Trustee shall have no obligation to calculate any redemption price or premium.
Repurchase at the Option of Holders on Certain Changes of Control
If a Change of Control Repurchase Event with respect to a series of New Notes occurs, unless we have exercised our right to redeem the New Notes of such series as described above, we will make an offer to each holder of New Notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s New Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of New Notes repurchased plus any accrued and unpaid interest on the New Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, we will mail a notice to each holder to which we are required to make a repurchase offer as described above, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the New Notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the New Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the New Notes by virtue of any such conflict.
On the Change of Control Repurchase Event payment date, we will be required, to the extent lawful, to:

•
accept for payment all New Notes or portions of New Notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all New Notes or portions of New Notes properly tendered and not withdrawn; and

•
deliver or cause to be delivered to the Trustee the New Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased by us.

The paying agent will promptly mail to each holder of New Notes properly tendered and not withdrawn the purchase price for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any such New Notes surrendered; provided, that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the New Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all New Notes properly tendered and not withdrawn under its offer.
We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.
The Change of Control purchase feature of the New Notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Open Market Purchases
Hewlett Packard Enterprise or any of its affiliates may at any time and from time to time purchase New Notes in the open market or otherwise.
Sinking Fund
There is no provision for a sinking fund for any of the New Notes.
Ranking
The New Notes will be unsecured and unsubordinated obligations of Hewlett Packard Enterprise and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under our revolving credit facility.
Most of our assets are owned through our subsidiaries, and we will depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the New Notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities, including the New Notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the New Notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us and our subsidiaries could agree to contractual restrictions on their ability to make distributions.
Certain Covenants
Limitations on Liens
Hewlett Packard Enterprise will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Secured Debt without in any such case effectively providing concurrently with issuance, incurrence, creation, assumption or guarantee of any such Secured Debt, or the grant of a Mortgage with respect to any such indebtedness, that the New Notes (together with, if Hewlett Packard Enterprise shall so determine, any other indebtedness of or guarantee by Hewlett Packard Enterprise or such Restricted Subsidiary ranking equally with the New Notes and then existing or thereafter created) shall be secured equally and ratably with (or, at our option, prior to) such Secured Debt. The foregoing restriction with respect to Secured Debt, however, will not apply to:

(1)
Mortgages on property existing at the time of acquisition thereof by Hewlett Packard Enterprise or any Subsidiary, whether or not assumed, provided that such Mortgages were in existence prior to the contemplation of such acquisitions;

(2)
Mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such Mortgages are not incurred in anticipation of such corporation becoming a Restricted Subsidiary (which may include property previously leased by Hewlett Packard Enterprise and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition);

(3)
Mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by Hewlett Packard Enterprise or a Restricted Subsidiary (including leases) or Mortgages thereon to secure the payment of all or any part of the purchase price thereof, or Mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 12 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

(4)	Mortgages to secure indebtedness owing to Hewlett Packard Enterprise or to a Restricted Subsidiary;

(5)	Mortgages existing at the date of the Indenture;

(6)
Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Hewlett Packard Enterprise or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Hewlett Packard Enterprise or a Restricted Subsidiary, provided that such Mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(7)
Mortgages in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing, repairing or improving the property subject to such Mortgages or (iii) to secure taxes, assessments or other governmental charges or levies which are not yet due and payable or are payable without penalty or of which amount, applicability or validity is being contested by Hewlett Packard Enterprise and/or any Restricted Subsidiary in good faith by appropriate proceedings and Hewlett Packard Enterprise and/or such Restricted Subsidiary shall have set aside in its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles);

(8)	Mortgages created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation;

(9)
Mortgages for materialmen’s, mechanics’, workmen’s, repairmen’s, landlord’s Mortgages for rent, or other similar Mortgages arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested by Hewlett Packard Enterprise or any Restricted Subsidiary in good faith and by appropriate proceedings;

(10)
Mortgages consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by Hewlett Packard Enterprise or any Restricted Subsidiary in the operation of business or the value of such property for the purpose of such business; and

(11)
Extensions, renewals, refinancings or replacements of any Mortgage referred to in the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) provided, however, that any Mortgages permitted by any of the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) shall not extend to or cover any property of Hewlett Packard Enterprise or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any Mortgages permitted by the foregoing clauses (7) and (8) shall be of the type referred to in such clauses (7) or (8), as the case may be.

Notwithstanding the restrictions outlined in the preceding paragraph, Hewlett Packard Enterprise or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee Secured Debt, which would otherwise be subject to such restrictions, without equally and ratably securing the New Notes, provided that after giving effect thereto, the aggregate amount of all Secured Debt (not including Mortgages permitted under clauses (1) through (11) above) does not exceed the greater of $500 million or 10% of the Consolidated Net Tangible Assets of Hewlett Packard Enterprise as most recently determined on or prior to such date.

Limitations on Sale and Lease-Back Transactions
Hewlett Packard Enterprise will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between Hewlett Packard Enterprise and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) Hewlett Packard Enterprise or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the New Notes as described above under “Limitation on Liens”; or (2) Hewlett Packard Enterprise shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) the retirement (other than mandatory retirement, mandatory prepayment or sinking fund payment or by a payment at maturity) of debt for borrowed money of Hewlett Packard Enterprise or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.
Notwithstanding the restrictions outlined in the preceding paragraph, Hewlett Packard Enterprise or any Restricted Subsidiary will be permitted to enter into Sale and Lease-Back Transactions which would otherwise be subject to such restrictions, without applying the net proceeds of such transactions in the manner set forth in clause (2) of the preceding paragraph, provided that after giving effect thereto, the aggregate amount of such sale and Lease-Back Transactions, together with the aggregate amount of all Secured Debt not permitted by clauses (1) through (11) under “Limitation on Liens” above, does not exceed the greater of $500 million or 10% of Consolidated Net Tangible Assets of Hewlett Packard Enterprise as most recently determined on or prior to such date.
Consolidation, Merger and Sale of Assets
Hewlett Packard Enterprise shall not consolidate with or merge into any other Person (in a transaction in which Hewlett Packard Enterprise is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(1)
in case Hewlett Packard Enterprise shall consolidate with or merge into another Person (in a transaction in which Hewlett Packard Enterprise is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Hewlett Packard Enterprise is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Hewlett Packard Enterprise substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other business entity, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the New Notes and the performance or observance of every covenant of the Indenture on the part of Hewlett Packard Enterprise to be performed or observed and the conversion rights shall be provided for in accordance with the Indenture, if applicable, or as otherwise specified pursuant to the Indenture, by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee, by the Person (if other than Hewlett Packard Enterprise) formed by such consolidation or into which Hewlett Packard Enterprise shall have been merged or by the Person which shall have acquired Hewlett Packard Enterprise’s assets;

(2)
immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3)
Hewlett Packard Enterprise has delivered to the Trustee an Officers’ Certificate (as defined in the Indenture) and an Opinion of Counsel (as defined in the Indenture), each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Events of Default
The Indenture defines an “Event of Default” with respect to any series of New Notes as being:

(1)	failure to pay principal of or any premium on that series of New Notes when due;

(2)	failure to pay any interest on that series of New Notes for 30 days when due;

(3)
failure to perform any other covenant in the Indenture, including the failure to make the required offer to purchase New Notes following a Change of Control Repurchase Event, if that failure continues for 90 days after we are given the notice required under the Indenture;

(4)	our bankruptcy, insolvency or reorganization; or

(5)	any other Event of Default provided with respect to New Notes of that series.
An Event of Default of one series of New Notes is not necessarily an event of default for any other series of New Notes.
If an Event of Default, other than an Event of Default described in clause (4) above, shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes of that series may declare the principal amount of the New Notes of that series to be due and payable immediately. If an Event of Default described in clause (4) above shall occur, the principal amount of all the New Notes will automatically become immediately due and payable.
After acceleration, the holders of a majority in aggregate principal amount of the outstanding New Notes of that series, under certain circumstances, may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.
Other than the duty to act with the required care during an event of default, the Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the Trustee indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding New Notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
A holder will not have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

(1)	the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the New Notes of that series;

(2)
the holders of at least 25% in aggregate principal amount of the outstanding New Notes of that series have made a written request and have offered reasonable indemnity to the Trustee to institute the proceeding; and

(3)
the Trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding New Notes of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of New Notes on or after the due date without following the procedures listed in (1) through (3) above.

We will furnish the Trustee with an annual statement by our officers as to whether or not we are in default in the performance of the Indenture and, if so, specifying all known defaults.
Modification
We and the Trustee may make modifications and amendments to the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding New Notes of each series affected by the modification or amendment. We may also make modifications and amendments to the Indenture for the benefit of the holders, without their consent, for certain purposes including, but not limited to:
•    providing for our successor to assume the covenants under the Indenture;
•    adding covenants or Events of Default;
•    making certain changes to facilitate the issuance of the New Notes;
•    securing the New Notes;
•    providing for a successor Trustee;
•    curing any ambiguities or inconsistencies;
•    permitting or facilitating the defeasance and discharge of the New Notes; and
•    other changes specified in the Indenture.
However, neither we nor the Trustee may make any modification or amendment without the consent of the holder of each outstanding New Note of the series affected by the modification or amendment if such modification or amendment would:
•    change the stated maturity of such New Note;
•    reduce the principal, premium, if any, or interest on such New Note;
•    reduce the principal of such New Note payable on acceleration of maturity;
•    change the place of payment or the currency in which such New Note is payable;
•    impair the right to sue for any payment after the stated maturity or redemption date; or

•	change the provisions of the Indenture that relate to modifying or amending the Indenture.
Waivers Under the Indenture
Under the Indenture, the holders of a majority in aggregate principal amount of the outstanding New Notes of any series, may on behalf of all holders of that series:
•    waive our compliance with certain covenants of the Indenture; and

•
waive any past default under the Indenture, except (1) a default in the payment of the principal of, or any premium or interest on, any New Notes of the series, and (2) a default under any provision of the Indenture which itself cannot be modified without the consent of the holders of each affected New Note of the series.

Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the New Notes of any series if we deposit enough money with the Trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the New Notes.
The Indenture contains a provision that permits us to elect either or both of the following:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of New Notes then outstanding; and

•	to be released from our obligations under the following covenants and from the consequences of an Event of Default resulting from a breach of these and a number of other covenants:
(1)the limitations on sale and lease-back transactions under the Indenture;
(2)the limitations on liens under the Indenture; and
(3)covenants as to payment of taxes and maintenance of properties.
To make either of the above elections, we must deposit in trust with the Trustee enough money to pay in full the principal, interest and premium on the New Notes to be defeased. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the Trustee an opinion of counsel that the holders of the New Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the action.
If any of the above events occur, the holders of the New Notes of the series will not be entitled to the benefits of the Indenture, except for registration of transfer and exchange of New Notes and replacement of lost, stolen or mutilated New Notes.
Governing Law
The Indenture and the New Notes will be governed by, and construed under, the laws of the State of New York.
Regarding the Trustee
The Indenture limits the right of the Trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.
The Trustee is permitted to engage in certain other transactions. If the Trustee acquires any conflicting interest, however, and there is a default under the New Notes of any series for which they are Trustee, the Trustee must eliminate the conflict or resign. The Bank of New York Mellon Trust Company, National Association is also our depositary and affiliates of The Bank of New York Mellon Trust Company, National Association have performed and continue to perform other services for us or our affiliates in the normal course of business.
Payment and Paying Agents
We will make payments on the New Notes in U.S. dollars at the office of the Trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global New Notes, by wire transfer. We will make interest payments to the person in whose name the New Note is registered at the close of business on the record date for the interest payment.
We have designated the Trustee as our paying agent for payments on New Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will repay to us on our written request any funds they hold for payments on the New Notes that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

We understand that the Trustee as our paying agent shall be entitled to deduct FATCA Withholding Tax (as defined below), and shall have no obligation to gross-up any payment or to pay any additional amount as a result of such FATCA Withholding Tax. We will covenant with the Trustee to provide sufficient information so as to enable the determination of whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“FATCA Withholding Tax”).
Additional Information
Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the following address:
Investor Relations
Hewlett Packard Enterprise Company
3000 Hanover Street
Palo Alto, California 94304
Exchange, Registration and Transfer
New Notes of any series will be exchangeable for other New Notes of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present registered New Notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.
We will appoint the Trustee as security registrar for the New Notes. We may at any time designate additional transfer agents for any series of New Notes or rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of those securities. We or the Trustee may, however, require the payment of any tax or other governmental charge payable for that registration.
In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any New Note:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the New Note for redemption in whole or in part, except the unredeemed portion of any New Note being redeemed in part.
Certain Definitions
“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction involving a Principal Property, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.
“Below Investment Grade Rating Event” means, with respect to each series of the New Notes, the rating on the New Notes is lowered by each of the Rating Agencies, and the New Notes are rated below Investment Grade by each of the Rating Agencies, within 60 days from the earlier of (1) the date of the public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of the New Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
“Board of Directors” means either the Board of Directors of Hewlett Packard Enterprise or any duly authorized committee empowered by that Board or the Executive Committee thereof to act with respect to the Indenture.
“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
“Change of Control” means the occurrence of any of the following after consummation of the Distribution:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;

(2)
the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares;

(3)
we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction;

(4)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5)	the adoption by us of a plan providing for our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Common Stock” includes any stock of any class of Hewlett Packard Enterprise which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Hewlett Packard Enterprise and which is not subject to redemption by Hewlett Packard Enterprise; provided, however, subject to the provisions of the Indenture, shares issuable upon conversion of securities issued under the Indenture shall include only shares of the class designated as Common Stock of Hewlett Packard Enterprise at the date of the Indenture or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Hewlett Packard Enterprise and which are not subject to redemption by Hewlett Packard Enterprise; provided, further that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
“Comparable Treasury Issue” means the United States Treasury security selected, in accordance with customary financial practice, by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the New Notes (assuming for this purpose that each of the New 2020 Notes, the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes matured on the applicable Par Call Date) to be redeemed.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Consolidated Net Tangible Assets” means total assets, less reserves, after deducting:

(1)	total current liabilities, excluding:

▪	notes and loans payable;

▪	current maturities of long-term debt;

▪	current maturities of capital leases; and

(2)	certain intangible assets, to the extent included in total assets.
“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the consummation of the Distribution; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such Continuing Directors of our proxy statement in which such member was named as a nominee for election as a director).
Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” our Board of Directors could approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. Accordingly, under such interpretation, our Board of Directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger a holder’s right to require us to repurchase the holder’s New Notes as described above.
“Distribution” means the separation of Hewlett Packard Enterprise from HP Co. and the distribution of all the equity securities of Hewlett Packard Enterprise to the shareholders of HP Co.

“Fitch” means Fitch Ratings Ltd. and its successors.
“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Services Inc. and its successors.
“Mortgage” means a mortgage, security interest, pledge, lien, charge or other encumbrance.
“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by Hewlett Packard Enterprise or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties Hewlett Packard Enterprise or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to Hewlett Packard Enterprise or any Restricted Subsidiary or any assets of Hewlett Packard Enterprise or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Par Call Date” means (i) September 15, 2020 with respect to any New 2020 Notes (one month prior to the maturity date of the New 2020 Notes), (ii) August 15, 2022 with respect to any New 2022 Notes (two months prior to the maturity date of the New 2022 Notes), (iii) July 15, 2025 with respect to any New 2025 Notes (three months prior to the maturity date of the New 2025 Notes), (iv) April 15, 2035 with respect to any New 2035 Notes (six months prior to the maturity date of the New 2035 Notes) and (v) April 15, 2045 with respect to any New 2045 Notes (six months prior to the maturity date of the New 2045 Notes).
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of any kind.
“Principal Property” means the land, improvements, buildings and fixtures owned by us or a Restricted Subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of 0.75% of our Consolidated Net Tangible Assets as of the determination date. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the New Notes or fails to make a rating of the New Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, and one additional dealer in U.S. Government securities selected by us (each a “Primary Treasury Dealer”) and their respective successors which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Hewlett Packard Enterprise, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to

Hewlett Packard Enterprise by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
“Restricted Subsidiary” means any Subsidiary which owns any Principal Property; provided, however, that the term “Restricted Subsidiary” shall not include (a) any Subsidiary which is principally engaged in financing receivables, or which is principally engaged in financing Hewlett Packard Enterprise’s operations outside the United States of America; or (b) any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by Hewlett Packard Enterprise or by one or more other Subsidiaries, or by Hewlett Packard Enterprise and one or more other Subsidiaries, if the Common Stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter market.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.
“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by Hewlett Packard Enterprise or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by Hewlett Packard Enterprise or such Restricted Subsidiary to such person.
“Secured Debt” means any debt for borrowed money secured by a Mortgage upon any Principal Property of Hewlett Packard Enterprise or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired).
“Subsidiary” means a corporation of which at least 66 2/3% of the outstanding voting stock of such corporation is at the time owned, directly or indirectly, by Hewlett Packard Enterprise or by one or more other Subsidiaries, or by Hewlett Packard Enterprise and one or more other Subsidiaries, and the accounts of which are consolidated with those of Hewlett Packard Enterprise in its most recent consolidated financial statements in accordance with generally accepted accounting principles. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the New Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.
“Voting Stock” means, with respect to any person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-Entry System
Global Notes
The New Notes will be offered and exchanged in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the New Notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “Global Notes.”
Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or any successor thereto, as depositary (the “Depositary”), and registered in the name of Cede & Co. (DTC’s partnership nominee). Investors may elect to hold their interests in the Global Notes through either the Depositary (in the United States), or Euroclear Bank S.A./N.V., as the operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Global Notes that are held within DTC for the account of each settlement system on behalf of its participants.
Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. Unless and until it is exchanged in whole or in part for notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary.
DTC, Clearstream and Euroclear
The following description of the operations and procedures of DTC, Clearstream and Euroclear are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us as follows:

•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•
DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•
Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that, pursuant to procedures established by DTC:

•	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of an interest in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in registered certificated form (“Certificated Notes”) and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners of the New Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
We expect that, under DTC’s current practice, at the due date of any payment in respect of securities such as the New Notes, DTC will credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the New Notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the New Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the New Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the Trustee or any of our or its respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Same-Day Settlement and Payment
We will make payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account specified by the depositary. Any permitted secondary market trading activity in the New Notes will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will pay to us upon written request any money held by them for payments on the New Notes that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.
Exchange of Global Notes for Certificated Notes
We will issue Certificated Notes upon surrender by DTC of the Global Notes if:

(1)
DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days;

(2)	there has occurred and is continuing an event of default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes; or

(3)	we determine not to have the New Notes represented by a Global Note.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Neither we nor the Trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary of the material U.S. federal income tax consequences of the exchange of Outstanding Notes for New Notes. This discussion is based upon the Code, the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following relates only to New Notes that are acquired in this offering in exchange for Outstanding Notes originally acquired at their initial offering for an amount of cash equal to their issue price. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors who hold the Outstanding Notes and the New Notes as “capital assets” within the meaning of Section 1221 of the Code.
This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of Outstanding Notes for New Notes.
This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.
U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Outstanding Notes
The exchange of Outstanding Notes for New Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders of Outstanding Notes will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the New Notes as they had in the Outstanding Notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the New Notes will be the same as those applicable to the Outstanding Notes.

PLAN OF DISTRIBUTION
Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
We will not receive any proceeds from any sale of New Notes by brokers-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Certain legal matters with respect to the issuance and sale of the New Notes being offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS
The combined and consolidated financial statements of Hewlett Packard Enterprise Company appearing in Hewlett Packard Enterprise Company’s Annual Report (Form 10-K) for the year ended October 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined and consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you at the SEC’s website at http://www.sec.gov.
We maintain a website on the Internet at http://www.hpe.com. We make available free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. Additionally, you may request copies of the above-referenced filings at no cost, by writing or telephoning our principal executive offices at the following address:
Investor Relations
Hewlett Packard Enterprise Company
3000 Hanover Street
Palo Alto, California 94304
Tel: (650) 857-1501

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the following documents or information filed with the SEC (other than in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•
our Annual Report on Form 10-K for the fiscal year ended October 31, 2015, filed with the SEC on December 17, 2015 (including the portions of our Definitive Proxy Statement on Schedule 14A incorporated therein by reference);

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2016, April 30, 2016 and July 31, 2016;

•	our Current Reports on Form 8-K filed with the SEC on February 11, 2016, March 8, 2016, March 25, 2016, May 26, 2016, September 7, 2016, October 19, 2016 and November 2, 2016; and

•
future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and before the termination of the offering of the securities made under this prospectus.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.
You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:
Hewlett Packard Enterprise Company
3000 Hanover Street
Palo Alto, CA 94304
Attention: Investor Relations
Phone: (800) 286-5977 or (650) 857-1501
In order to ensure timely delivery, you must request the information no later than , which is five business days before the expiration of the exchange offer.

ALL TENDERED OUTSTANDING NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:
By Hand Delivery, Mail or Overnight Courier
The Bank of New York Mellon Trust Company N.A., as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations- Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn:
By Facsimile:732-667-9408
To Confirm by Telephone:
ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL.

$14,600,000,000
Hewlett Packard Enterprise Company
OFFER TO EXCHANGE

New $2,250,000,000 2.450% Notes due 2017       for       $2,250,000,000 2.450% Notes due 2017
New $2,650,000,000 2.850% Notes due 2018       for       $2,650,000,000 2.850% Notes due 2018
New $3,000,000,000 3.600% Notes due 2020       for       $3,000,000,000 3.600% Notes due 2020
New $1,350,000,000 4.400% Notes due 2022       for       $1,350,000,000 4.400% Notes due 2022
New $2,500,000,000 4.900% Notes due 2025       for       $2,500,000,000 4.900% Notes due 2025
New $750,000,000 6.200% Notes due 2035       for       $750,000,000 6.200% Notes due 2035
New $1,500,000,000 6.350% Notes due 2045       for       $1,500,000,000 6.350% Notes due 2045
New $350,000,000 Floating Rate Notes due 2017       for       $350,000,000 Floating Rate Notes due 2017
New $250,000,000 Floating Rate Notes due 2018       for       $250,000,000 Floating Rate Notes due 2018

                                   , 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20: Indemnification of Directors and Officers.
As permitted by Delaware law, our Amended and Restated Certificate of Incorporation provides that no director shall be liable to Hewlett Packard Enterprise or our stockholders for monetary damages for breach of fiduciary duty as a director.
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”) require Hewlett Packard Enterprise to indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer or employee of Hewlett Packard Enterprise or any predecessor of Hewlett Packard Enterprise (which includes HP Co. for periods prior to November 1, 2015) or serves or served at any other enterprise as a director, officer or employee at the request of Hewlett Packard Enterprise or any predecessor to Hewlett Packard Enterprise (which shall include, but not be limited to, HP Co. for periods prior to November 1, 2015)  against all expenses, liabilities and losses (including without limitation attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators
In addition, our Bylaws provide that the expenses (including attorney’s fees) incurred by or on behalf of an indemnitee in connection with any proceeding in advance of its final disposition or a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under our Bylaws will be advanced to the indemnitee by Hewlett Packard Enterprise upon the request of the indemnitee, which request, if required by law, will include an undertaking by or on behalf of the indemnitee to repay the amounts advanced if ultimately it is determined by final judicial decision from which there is no further right to appeal that the indemnitee was not entitled to be indemnified or entitled to advancement of the expenses under our Bylaws.
The indemnification rights provided in our Bylaws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled. In addition, as permitted by Delaware law, our Bylaws authorize Hewlett Packard Enterprise to purchase and maintain insurance to protect any director, officer, employee or agent against any expense, liability or loss that such persons may incur in such capacities.
Item 21. Exhibits and Financial Statement Schedules
The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit	Form	File No.	Exhibit(s)	Filing Date
2.1	Separation and Distribution Agreement, dated as of October 31, 2015, by and among Hewlett-Packard Company, Hewlett Packard Enterprise Company and the Other Parties Thereto	8-K	001-37483	2.1	November 5, 2015
2.2	Transition Services Agreement, dated as of November 1, 2015, by and between Hewlett-Packard Company and Hewlett Packard Enterprise Company	8-K	001-37483	2.2	November 5, 2015

Exhibit Number	Exhibit	Form	File No.	Exhibit(s)	Filing Date
2.3	Tax Matters Agreement, dated as of October 31, 2015, by and between Hewlett-Packard Company and Hewlett Packard Enterprise Company	8-K	001-37483	2.3	November 5, 2015
2.4	Employee Matters Agreement, dated as of October 31, 2015, by and between Hewlett-Packard Company and Hewlett Packard Enterprise Company	8-K	001-37483	2.4	November 5, 2015
2.5	Real Estate Matters Agreement, dated as of October 31, 2015, by and between Hewlett-Packard Company and Hewlett Packard Enterprise Company	8-K	001-37483	2.5	November 5, 2015
2.6	Master Commercial Agreement, dated as of November 1, 2015, by and between Hewlett-Packard Company and Hewlett Packard Enterprise Company	8-K	001-37483	2.6	November 5, 2015
2.7	Information Technology Service Agreement, dated as of November 1, 2015, by and between Hewlett-Packard Company and HP Enterprise Services, LLC	8-K	001-37483	2.7	November 5, 2015
2.8	Agreement and Plan of Merger, dated as of May 24, 2016, among Hewlett Packard Enterprise Company, Computer Sciences Corporation, Everett SpinCo, Inc. and Everett Merger Sub, Inc.	8-K	001-37483	2.1	May 26, 2016
2.9	Separation and Distribution Agreement, dated as of May 24, 2016, between Hewlett Packard Enterprise Company and Everett Spinco, Inc.	8-K	001-37483	2.2	May 26, 2016
2.10	Agreement and Plan of Merger, dated September 7, 2016, among Hewlett Packard Enterprise, Micro Focus, Seattle, Seattle Holdings and Merger Sub.†	8-K	001-37483	2.1	September 7, 2016
2.11	Separation and Distribution Agreement, dated September 7, 2016, between Hewlett Packard Enterprise and Seattle.†	8-K	001-37483	2.2	September 7, 2016
2.12	Employee Matters Agreement, dated September 7, 2016, among Hewlett Packard Enterprise, Seattle and Micro Focus.†	8-K	001-37483	2.3	September 7, 2016
3.1	Registrant’s Amended and Restated Certificate of Incorporation	8-K	001-37483	3.1	November 5, 2015

Exhibit Number	Exhibit	Form	File No.	Exhibit(s)	Filing Date
3.2	Registrant’s Amended and Restated Bylaws effective October 31, 2015	8-K	001-37483	3.2	November 5, 2015
4.1	Senior Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee	8-K	001-37483	4.1	October 13, 2015
4.2	First Supplemental Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Hewlett Packard Enterprise Company’s 2.450% notes due 2017	8-K	001-37483	4.2	October 13, 2015
4.3	Second Supplemental Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Hewlett Packard Enterprise Company’s 2.850% notes due 2018	8-K	001-37483	4.3	October 13, 2015
4.4	Third Supplemental Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Hewlett Packard Enterprise Company’s 3.600% notes due 2020	8-K	001-37483	4.4	October 13, 2015
4.5	Fourth Supplemental Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Hewlett Packard Enterprise Company’s 4.400% notes due 2022	8-K	001-37483	4.5	October 13, 2015
4.6	Fifth Supplemental Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Hewlett Packard Enterprise Company’s 4.900% notes due 2025	8-K	001-37483	4.6	October 13, 2015
4.7	Sixth Supplemental Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Hewlett Packard Enterprise Company’s 6.200% notes due 2035	8-K	001-37483	4.7	October 13, 2015

Exhibit Number	Exhibit	Form	File No.	Exhibit(s)	Filing Date
4.8	Seventh Supplemental Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Hewlett Packard Enterprise Company’s 6.350% notes due 2045	8-K	001-37483	4.8	October 13, 2015
4.9	Eighth Supplemental Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Hewlett Packard Enterprise Company’s floating rate notes due 2017	8-K	001-37483	4.9	October 13, 2015
4.10	Ninth Supplemental Indenture, dated as of October 9, 2015, between Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to Hewlett Packard Enterprise Company’s floating rate notes due 2018	8-K	001-37483	4.10	October 13, 2015
4.11	Guarantee Agreement, dated as of October 9, 2015, between Hewlett-Packard Company, Hewlett Packard Enterprise Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, in favor of the holders of the Notes	8-K	001-37483	4.11	October 13, 2015
4.12	Registration Rights Agreement, dated as of October 9, 2015, among Hewlett Packard Enterprise Company, Hewlett-Packard Company, and the representatives of the initial purchasers of the Notes	8-K	001-37483	4.12	October 13, 2015
4.13	Eighth Supplemental Indenture, dated as of November 1, 2015, among Hewlett Packard Enterprise Company, HP Enterprise Services, LLC and the Bank of New York Mellon Trust Company, N.A., as Trustee, relating to HP Enterprise Services LLC’s 7.45% Senior Notes due October 2029	10-K	001-37483	21	December 17, 2015
5.1	Opinion of Gibson, Dunn & Crutcher LLP.
10.1	Hewlett Packard Enterprise Company 2015 Stock Incentive Plan*	10	001-37483	10.1	September 28, 2015
10.2	Hewlett Packard Enterprise Company 2015 Employee Stock Purchase Plan*	10	001-37483	10.2	September 28, 2015

Exhibit Number	Exhibit	Form	File No.	Exhibit(s)	Filing Date
10.3	Hewlett Packard Enterprise Company Severance and Long-Term Incentive Change in Control Plan for Executive Officers*	10	001-37483	10.4	September 28, 2015
10.4	Hewlett Packard Enterprise Executive Deferred Compensation Plan*	S-8	001-37483	4.3	October 30, 2015
10.5	Hewlett Packard Enterprise Grandfathered Executive Deferred Compensation Plan*	S-8	001-37483	4.4	October 30, 2015
10.6	Form of Non-Qualified Stock Option Grant Agreement*	8-K	001-37483	10.4	November 5, 2015
10.7	Form of Restricted Stock Unit Grant Agreement*	8-K	001-37483	10.5	November 5, 2015
10.8	Form of Performance-Adjusted Restricted Stock Unit Grant Agreement*	8-K	001-37483	10.6	November 5, 2015
10.9	Form of Restricted Stock Unit Launch Grant Agreement*	8-K	001-37483	10.7	November 5, 2015
10.10	Form of Performance-Contingent Non-Qualified Stock Option Launch Grant Agreement*	8-K	001-37483	10.8	November 5, 2015
10.11	Form of Non-Employee Director Stock Options Grant Agreement*	8-K	001-37483	10.9	November 5, 2015
10.12	Form of Non-Employee Director Restricted Stock Unit Grant Agreement*	8-K	001-37483	10.10	November 5, 2015
10.13	Credit Agreement, dated as of November 1, 2015, by and among Hewlett Packard Enterprise Company, JPMorgan Chase Bank, N.A., Citibank, N.A., and the other parties thereto	8-K	001-37483	10.1	November 5, 2015
10.14	Form of Restricted Stock Units Grant Agreement, as amended and restated effective January 1, 2016*	10-Q	001-37483	10.14	March 10, 2016
10.15	Form of Performance-Adjusted Restricted Stock Unit Agreement, as amended and restated effective January 1, 2016*	10-Q	001-37483	10.15	March 10, 2016
10.16	Description of Amendment to Equity Awards (incorporated by reference to Item 5.02 of the 8-K filed on May 26, 2016)*	8-K	001-37483	N/A	May 26, 2016
12	Statement of Computation of Ratio of Earnings to Fixed Charges	10-Q	001-37483	12	September 8, 2016

Exhibit Number	Exhibit	Form	File No.	Exhibit(s)	Filing Date
21	List of subsidiaries of Hewlett Packard Enterprise Company	10-K	001-37483	21	December 17, 2015
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24	Power of Attorney (included on signature page)
25	Form T-1 Statement of Eligibility of Bank of New York Mellon Trust Company, N.A.
99.1	Form of Letter of Transmittal
99.2	IRS Form W-9
*Management contract or compensation plan, contract or arrangement

† Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Hewlett Packard Enterprise hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the SEC
Item 22. Undertakings.
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant;
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Hewlett Packard Enterprise Company, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Palo Alto, State of California, on the 10 day of November, 2016.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Timothy C. Stonesifer
Name:	Timothy C. Stonesifer
Title:	Executive Vice President and Chief Financial Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Tim Stonesifer, John F. Schultz and Rishi Varma as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Margaret C. Whitman Margaret C. Whitman	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2016

/s/ Timothy C. Stonesifer Timothy C. Stonesifer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2016

/s/ Jeff T. Ricci Jeff T. Ricci	Senior Vice President and Controller (Principal Accounting Officer)	November 10, 2016

/s/ Patricia F. Russo Patricia F. Russo	Chairman	November 10, 2016

/s/ Daniel L. Ammann Daniel L. Ammann	Director	November 10, 2016

S-1

/s/ Marc L. Andreessen Marc L. Andreessen	Director	November 10, 2016

/s/ Michael J. Angelakis Michael J. Angelakis	Director	November 10, 2016

/s/ Leslie A. Brun Leslie A. Brun	Director	November 10, 2016

/s/Pamela L. Carter Pamela L. Carter	Director	November 10, 2016

/s/ Klaus Kleinfeld Klaus Kleinfeld	Director	November 10, 2016

/s/ Raymond J. Lane Raymond J. Lane	Director	November 10, 2016

/s/ Ann M. Livermore Ann M. Livermore	Director	November 10, 2016

/s/ Raymond E. Ozzie Raymond E. Ozzie	Director	November 10, 2016

/s/ Gary M. Reiner Gary M. Reiner	Director	November 10, 2016

/s/ Lip-Bu Tan Lip-Bu Tan	Director	November 10, 2016

/s/ Mary Agnes Wilderotter Mary Agnes Wilderotter	Director	November 10, 2016

S-2